Xenetic Biosciences Expands Management Team with Key Appointment of Jeffrey F. Eisenberg as Chief Operating Officer

LEXINGTON, MA – (December 5, 2016) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today it has appointed Jeffrey F. Eisenberg as Chief Operating Officer.

Mr. Eisenberg is a life science executive with over 20 years of operational experience who has been serving on Xenetic’s Board of Directors since July 2016. Over the course of his career, Mr. Eisenberg has led all crucial areas of R&D, operations, manufacturing/quality, business development, strategic partnering, product development, commercialization, and talent management.

“We are pleased to have Jeff increase his role with Xenetic and join the management team as Chief Operating Officer,” stated Scott Maguire, Xenetic’s Chief Executive Officer. “I have full confidence his broad background, combined with his proven track record as a biopharma executive, will be invaluable to Xenetic, particularly our clinical timeline delivery. While I am very pleased with the tremendous progress we have made this year, we have an exciting road ahead, with much that still needs to be accomplished. I am confident that the Xenetic management team, especially with the addition of Jeff, is well positioned and prepared to advance our pipeline to bring much needed therapies to patients with unmet medical needs, and ultimately, unlock tremendous value for our shareholders.”

Prior to joining the Xenetic management team, Mr. Eisenberg has served on the Company’s Board of Directors since July 2016. Previously, he served at Noven Pharmaceuticals, Inc. (“Noven”) for over a decade beginning as Vice President, General Counsel and Corporate Secretary and departing as the President and CEO and a member of the Board of Directors. As CEO, Mr. Eisenberg led Noven to achieve several notable accomplishments including managing the integration of Noven and Hisamitsu following the acquisition of Noven in 2009, driving substantial top line growth, significantly strengthening the balance sheet, and achieving FDA approval for the first non-hormonal product to treat menopausal vasomotor symptoms. Mr. Eisenberg also served as Senior Vice President of Strategic Alliances, Interim President and CEO, and Executive Vice President while serving at Noven. Currently, Mr. Eisenberg serves as a member of the Board of Directors of Mabvax Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on discovering and developing innovative vaccine and monoclonal antibody-based therapeutics for the diagnosis and treatment of cancer.

“I am excited to join the Xenetic management team at such an important time in the Company’s evolution,” commented Mr. Eisenberg. “I believe Xenetic is poised to leverage its important partnership with Shire, advance its rich pipeline into late-stage clinical studies and further validate its technology platform in the near-term, all of which have the potential to build shareholder value. I look forward to playing a key role on the management team as we propel the Company towards its next phase of growth.”

Mr. Eisenberg graduated from The Wharton School, University of Pennsylvania with his Bachelor of Science degree in Economics and received his Doctor of Law degree from Columbia University Law School in New York.

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on discovery, research and development of next-generation biologic drugs and novel oncology therapeutics. Xenetic's proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs.

Xenetic's lead investigational product candidates include FDA orphan designated oncology therapeutics Virexxa for the treatment of progesterone receptor negative endometrial cancer and ErepoXen™, a polysialylated form of erythropoietin for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and FDA orphan designated oncology therapeutics Virexxa™ and Oncohist™ for the treatment of progesterone receptor negative endometrial cancer and refractory Acute Myeloid Leukemia.

Xenetic is also working together with Shire plc (formerly Baxalta, Baxter Incorporated and Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is one of the Company's largest shareholders having invested $10M in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected benefits of NGS cancer panels, the ability to accurately determine the heritable factors increasing the risk of cancer, permitting tailored treatment, screening and prevention of cancer in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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